Exhibit 4.1

EXHIBIT A

(see attached)

NOTE

$3,670,160.77	October [ ], 2024

FOR VALUE RECEIVED, the undersigned (the “Borrower”), HEREBY PROMISES TO PAY to the order of Cedarview Opportunities Master Fund LP, a Delaware limited partnership the (“Lender”), on or before the Maturity Date (as such term is defined in the Loan Agreement (as defined below)), the principal sum of THREE MILLION SIX HUNDRED SEVENTY THOUSAND ONE HUNDRED AND SIXTY and 77/100 Dollars ($3,670,160.77) in accordance with the terms and provisions of that certain Loan and Security Agreement, dated as of the date hereof, by and among the Borrower, VivaVentures Management Company, Inc., a Nevada corporation, VivaVentures Oil Sands, Inc., a Utah corporation, Silver Fuels Delhi, LLC, a Louisiana limited liability company, White Claw Colorado City LLC, a Texas limited liability company, VivaVentures Remediation Corporation, a Texas corporation, and VivaVentures Energy Group, Inc., a Nevada corporation, Endeavor Crude, LLC, a Texas limited liability company, Equipment Transport, LLC, a Pennsylvania limited liability company, Meridian Equipment Leasing LLC, a Texas limited liability company, Silver Fuels Processing LLC, a Texas limited liability company (each, a “Guarantor” and, collectively, the “Guarantors”), Cedarview Capital Management, LLC, a Delaware limited liability company, as Agent, and the Lenders party thereto (as same may be amended, modified, increased, supplemented and/or restated from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement).

The outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, shall be due and payable on the Maturity Date. The Borrower promises to pay interest on the unpaid principal balance of this Note from the Issue Date until the principal balance thereof is paid in full. Interest shall accrue on the outstanding principal balance of this Note from and including the Issue Date to but not including the Maturity Date at the rate or rates, and shall be due and payable on the dates and paid in accordance with the terms and conditions, set forth in the Loan Agreement.

Payments of principal, and all amounts due with respect to costs and expenses pursuant to the Loan Agreement, shall be made in lawful money of the United States of America in immediately available funds, without deduction, set-off or counterclaim to the Lender to the account maintained by the Agent not later than 11:59 a.m. (New York time) on the dates on which such payments shall become due pursuant to the terms and provisions set forth in the Loan Agreement. Payments of interest shall be payable in accordance with the provisions of the Loan Agreement. The Obligations of the Borrower under this Note and any additional note issued hereunder are secured in accordance with the terms of the Collateral Documents.

If any payment of principal or interest on this Note shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest in connection with such payment.

This Note is the Note provided for in, and is entitled to the benefits of, the Loan Agreement, which Loan Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions and with the effect therein specified, and provisions to the effect that no provision of the Loan Agreement or this Note shall require the payment or permit the collection of interest in excess of the Highest Lawful Rate.

Borrower hereby authorizes Agent to record in its books and records the date all payments of principal amounts in respect of the Term Loan made after the date hereof, which records shall, absent manifest error, be conclusive evidence of the outstanding principal amount evidenced by this Note; provided, however, that the failure by Agent to make any such notation with respect to payment shall not limit or otherwise effect the obligations of Borrower under this Note.

The Borrower and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, protest, notice of protest, notice of intent to accelerate, notice of acceleration and diligence in collecting and bringing of suit against any party hereto, and agree to all renewals, extensions or partial payments hereon and to any release or substitution of security hereof, in whole or in part, with or without notice, before or after maturity.

This Note shall be binding upon the Borrower and its successors and assigns and the terms hereof shall inure to the benefit of the Lender and its successors and assigns including subsequent holders hereof (collectively, “Assignees”), except that the Borrower may not assign or transfer any of its rights or obligations under this Note without the prior written consent of the Lender (which consent shall be in the sole and absolute discretion of the Lender). The term “Lender” as used in this Note shall be deemed to include the Lender and its Assignees. The Lender shall, upon notice to the Borrower, have the unrestricted right at any time or from time to time, and without the Borrower’s consent, to assign all or any portion of its rights and obligations hereunder to any other person, which shall thereupon become vested with all the powers and rights above given to the Lender in respect thereof; provided, however, that any such assignment or transfer of this Note shall be made in accordance with all applicable securities laws. The Lender agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Note and to any other documents, instruments and agreements executed in connection herewith as the Lender shall reasonably deem necessary to effect the foregoing. In addition, at the request of the Lender and any such Assignee, the Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if the Lender has retained any of its rights and obligations hereunder following such assignment, to the Lender, which new promissory note held by the Lender prior to such assignment shall reflect the principal amount of this Note held by such Assignee and the Lender after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation reasonably required by the Lender in connection with such assignment, and the payment by the Assignee of the purchase price agreed to by the Lender and such Assignee, such Assignee shall be a holder of this Note shall have all of the rights and obligations of the Lender hereunder (and any other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by the Lender pursuant to the assignment documentation between the Lender and such Assignee, and the Lender shall be released from any obligations it may have hereunder and thereunder to a corresponding extent, subject to the terms of the Loan Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF UTAH APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered effective as of the date first above written.

VIVAKOR, INC.,
a Nevada corporation

By:
Name:	James Ballengee
Title:	Chairman, President, & CEO

[Signature Page to Note]

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